Exhibit 99.1

State Bancorp, Inc. Annual Stockholders’ Meeting
President and CEO Report
April 26, 2011

[State Bank logo slide 1]

[Thomas M. O’Brien Slide #2]

At this time last year, the Company had started to emerge from the cloud of some fairly significant credit problems.  While the pain from the loss in 2009 was still fresh in April 2010, I tried to assure you then that I believed the worst was behind us because that is what I believed to be true.  I think the financial results of the Company during 2010 taken in isolation support those strategic decisions and my sense of confidence back then.  Equally important are these same financial results taken with the benefit of 20/20 hindsight. Your Company survived when others did not and we did so by being forthright in addressing and repairing the mistakes of the past.  Despite the economic forces working against us, we remained aggressive in our pursuit of several significant and strategically pivotal actions with the goal of emerging as a stronger and more vibrant Company capable of producing consistent earnings and creating shareholder value. We forcefully confronted and remediated our legacy problem loans, substantially reduced our overall operating expenses and successfully maintained a strong net interest margin in this very challenging interest rate environment.

Throughout 2010 and into 2011, we’ve continued to witness positive trends in both the condition of the economy and the banking industry. I’d like to suggest that our strategies have now been more than vindicated by the increasing number of financial institutions that have only recently begun to recognize their own credit problems. We place a high priority on our credibility and candor and hope that as you view the landscape around us you can appreciate the contrast. The U.S. economy needs clean bank balance sheets to finance the growth opportunities that are required to create jobs.  Idle or abandoned property becomes a visible symbol of community decay and economic decline.  In addition, the process of cleansing bank balance sheets is an important ingredient for improved investor confidence in the sector and it has generally led to increased valuations for those banks that have been forthright and transparent in addressing the realities of their credit problems.

Although the Long Island economy has shown some evidence of modest improvement of late, any meaningful and sustainable recovery is being hampered by the stubbornly high rate of unemployment and a continued weakness in housing.  High local property taxes are also an inhibitor to restoring real estate values and liquidity.

Compounding the domestic market uncertainties are the escalating geo-political unrest in the Middle East and the devastating aftermath of the disaster in Japan. These conditions and the enormous dimensions of the federal budget deficit conspire daily to threaten the U.S. economic recovery. Commodity prices have soared resulting in elevated costs for both U.S. households and businesses.

It is with this backdrop of continued uncertainty that we strive to build upon the many Company-wide initiatives introduced in the past few years to produce the quality business growth, sustainable profitability and long term value that supports your continued investment in State Bancorp.

[Agenda Slide # 3]

Let me now turn to my presentation on the state of the Company.  I will begin by reviewing some of the key events and financial performance for the past year, comment on the future economic outlook, and then discuss the direction in which the Company is headed. I will then open the floor for your questions.

 [Disclosures Slide # 4]

This slide contains the legal disclosures that we are required to make in all our financial presentations, both written and oral. Additionally, there are some slides that we will cover later in the presentation containing non-GAAP financial measures. Thus, appropriate disclosures are provided here as well.

[The Year in Review # 5]

[Bullet #1]

Although our vitally important strategic restructuring actions came at a cost, the ultimate goal was achieved as we produced profitable returns throughout each quarter of 2010. While there was some anticipated profit turbulence during the course of the year, the progress realized was meaningful and exceeded our expectations in virtually every category.

[Bullet #2]

As a result of our aggressive actions in 2008 and 2009, our asset quality measures are now much improved. In 2010, we revamped our Lending Division with the appointment of a new Chief Lending Officer – Tom Iadanza who is with us today. As quality loan growth and robust client relationships are critical components of our financial objectives, this new leadership was a vitally important step toward building for the future.

[Bullet # 3]

As we restored our earnings power, we also enhanced our risk management practices and procedures through the establishment of an Enterprise Risk Management department to centralize our business risk analytics and reporting into one area.  Joanne Maselli who joined us in early 2010 as Enterprise Risk Manager is likewise with us today.

[Bullet #4]

We continued to make additional technology investments to enhance our clients’ service experience while improving efficiencies and mitigating risk. One recent example is the implementation of Source Capture Technology. This technology will be deployed in our Teller, ATM, and Remote Deposit Capture systems to streamline transaction processing and improve service delivery for our clients.

[Bullet #5]

We continued to place significant emphasis on expense management by conducting line by line reviews of our operating expenses and identifying ways to reduce our cost structure while improving our overall levels of efficiency. At a time when quality loan demand remains tepid, expense management has squarely taken center stage in our daily operating activities and expenditure deliberations.

[Bullet #6]

In 2010, the Company continued its brand building efforts with the finalization of our exterior and interior renovations of our 16 retail branch locations. Additionally, we launched a print and radio advertising campaign to further elevate our market profile. The print ads featured actual clients of State Bank with whom the Bank has built a solid relationship that has helped them achieve their goals. We are grateful for the participation of our clients and anticipate that other similarly attractive companies will be persuaded to work with State Bank as well.

[Bullet #7]
We continued to attract new talent to complement our already highly energized team of business banking professionals. I am impressed with the drive and determination of our bankers as they help our clients succeed in business while consistently providing them with the level of personal attention that they deserve and demand.

[Financial Results Transition Slide #6]

Economic conditions on the regional and national level are still suspect and continue to heavily influence the performance of the banking industry and our Company. While economic and market factors are beyond our control, we have focused our attention and efforts on managing all of our resources to best navigate these choppy and sometimes unchartered waters.

I believe we are building an increasingly profitable and enviable franchise that is capable of capitalizing on what we would consider several attractive opportunities ahead for us.

 [Net Income/Loss Slide #7]

As mentioned earlier, the Company reported strong financial results in every quarter of 2010. That performance culminated in an $11.4 million net profit for the year.  This big profit swing has continued into 2011 where, as you can quickly see from this slide,   the profit momentum carried over into the first quarter.

 [Operating Expense Slide #8]

We continue to benefit from a now well-established cost management discipline and we made significant progress in reducing our overall operating expenses in 2010 by $6.5 million or 13.4%, resulting in an improvement in the efficiency ratio to 60%. We further reduced operating expenses in the first quarter of this year by an additional $1 million or 9% compared to the same period in 2010.

Our first quarter operating efficiency remains stable at just under 60%. As I mentioned in our first quarter earnings release, in the absence of meaningful net revenue growth, we must reduce operating expenses wherever possible. It is a business imperative that we all embrace and take very seriously.

[Loan Slide #9]

Although quality loan demand continues to remain tepid, we have experienced some positive trends in our loan portfolio. Throughout 2010 we originated approximately $200 million in new loans resulting in an overall 3% increase in total loans outstanding from the prior year after loan prepayments, normal amortization and some sales. Attractive new business opportunities contributed to continued loan growth in the first quarter.

[Loan Composition Slide #10]

Due to our aggressive cleansing of weak, problem and higher-risk loans over the past few years, together with an improving flow of originations in middle market commercial loans, the composition of our loan portfolio has become more diversified, better structured and reflects our successful efforts to shift away from an earlier and heavier reliance on construction and commercial real estate loans. In fact, as a result of the continued growth in the first quarter of this year, the C&I portion of our commercial loan portfolio now exceeds our Commercial Real Estate loans outstanding.

[Non-Accrual Loans Slide #11]

We remain unabashedly aggressive in our approach to remediating problem loans.  The Bank’s classified loan portfolio has been reasonably stable throughout most of 2010 and we do not appear to be seeing significant net migration into classified status. Non-accrual loans in the first quarter were approximately $12.0 million, a 19% decrease from our 2010 levels.

However, we remain cautious as the economy appears to be stabilizing with signs of modest growth re-appearing for the first time in several years.

[Credit Quality – Comparative Peer Slide  #12]

This slide is one we have used in some of our presentations to industry analysts and I thought it would be helpful to share with you. This displays the ratio of total Non Performing Assets to Total Assets at publicly traded banks with assets between $1 billion and $15 billion. As you can quickly see, State Bank’s ratio ranks in the top decile of performance in this area. We can attribute this favorable position to the tough decisions we have made while simultaneously getting our credit house in good order over the past few years.

    [Deposits Slide #13]

In 2010, our total deposits were just above $1.3 billion. Our core deposits continued to be strong and comprised 72% of our total deposit portfolio at year end, largely due to attractive growth in deeper commercial business relationships. This trend continued into the first quarter with core deposits increasing to 73% of our total deposit portfolio.

Our consistent emphasis on a strategy of building core deposit relationships as opposed to attracting more rate-sensitive time deposits has been an area in which we have excelled in recent years.

[Net Interest Margin Slide #14]

Our strong core deposit base, along with our overall funding cost management, contributed to the Company's healthy net interest margin of 4.21% for the year.  The strength of our net interest margin is a tangible reflection of the Company’s continued ability to produce solid net interest earnings, even in this challenging rate environment.

In the first quarter of 2011, our margin remained relatively stable at 4.17%.

[Total Capital Slide #15]

All of the Company’s and Bank’s capital ratios are well in excess of the regulatory standards for a “well-capitalized” institution, the highest regulatory capital category.  At year end, the Bank’s Total Capital/Risk Weighted Asset Ratio increased to 13.5%. Our Tier 1 Capital/Risk Weighted Assets ratio and Tier 1 Leverage Ratio remained strong throughout the past year ending 2010 at 12.2% and 9.5% respectively.

[Capital Management Slide #16]

As a consequence of the passage of the Dodd-Frank Act, we anticipate ever-increasing demands for higher capital. Notwithstanding these higher expectations, the Bank today enjoys capital levels in excess of these expected standards. As you can see, all three of the key Bank capital ratios moved even higher in the first quarter.

In the first quarter of 2011, our Total Capital/Risk Weighted Asset Ratio was 13.7%.  Our Tier 1 Capital/Risk Weighted Assets Ratio was 12.4% and Tier 1 Leverage Ratio was 10.0%.

We are still a participant in the U.S. Treasury’s Capital Purchase Program.  Management believes that the Company will shortly be in a position to discuss its TARP repayment plans. Our frequently stated desire is to exit the program in a manner and at a time that protects the financial interests of our shareholders.

[2011 Economic Outlook Slide #17]

The past few years have been painful for many sectors of the economy and most acutely so for the financial services industry. The industry’s stock valuations are certainly an area where that pain has been clearly evident.

[Comparative Stock Price Performance Slide #18]

With respect to valuations, I was somewhat surprised by this graphic which compares State Bancorp’s stock price performance, represented by the blue line on the chart, against both the one-year and three-year performance of comparable bank indices, such as the S&P Bank and NASDAQ Bank indices as well as the S&P 500. As you can see, as of April 5th, State Bancorp’s stock price has, over the one-year and three-year periods, outperformed the comparable bank indices referenced.  I look at this as instructive in understanding the equity value destruction throughout our industry over the past 3 years and, on a relative basis, how we have fared.  I think our relative outperformance is due to how we have conducted our affairs and the transparency we have tried to bring to the process.

More importantly, however, this chart really tells you how much prices have changed and how unlikely it is that yesterday’s industry valuations will return anytime soon.

Although some economic indicators suggest that we may have started to turn the corner edging towards economic recovery, the pace of that recovery is still very much suspect. With that in mind, I will share with you some of my thoughts on the economic outlook for 2011.

[2011 Economic Outlook Slide #19]

[Bullet #1]

The economic recovery remains fragile with continued signs of weakness in employment and housing at the regional and national levels. Corporate hiring remains seriously constrained by lackluster consumer demand and persistent uncertainty on the direction of economic and tax policies and of looming inflation. Growing idle cash positions on many corporate and even some household balance sheets reflect the reluctance of key decision makers to spend or invest capital.

[Bullet #2]

A jobless recovery will not be sustained so we must focus our national priorities and energy on meaningful private sector job creation.

[Bullet #3]

In addition to dealing with some residual economic challenges, the banking industry will be forced to confront the mountain of regulations and restrictions coming out of the Dodd-Frank Wall Street Reform and Consumer Protection Act signed into law last year. Unfortunately, Dodd-Frank is likely to have a significant and long lasting impact on the banking industry from its whole new layer of bureaucracy, regulations and endless reporting requirements. The cost of these will inevitably be borne by consumers and ultimately shareholders.

[Bullet #4]

As a consequence of these higher costs, the legislation will undoubtedly lead to an accelerated consolidation within the banking industry. The country’s community banks will be hardest hit by the increased regulatory burdens and associated costs of the Dodd Frank Act as scale becomes more and more important to leverage these added costs over a larger asset base.

[Looking Ahead Slide #20]

As you have heard me say on many occasions, we at State Bancorp are building a banking franchise that is uniquely positioned in our market to provide value to our investors and a superior level of personalized and distinguished service to our clients.

As all of these challenges continue simultaneously, our goal is to pursue profitable growth opportunities while carefully managing risks.

[Looking Ahead Slide #21]
[Building Capital/Balance Sheet Bullet 1]

So as you have seen, we operate with a very strong capital base.  Capital is the fuel for balance sheet growth and acts as a shock absorber during periods of elevated risk.    Capital is also fickle in that it is most difficult to raise when you need it most.  So a strong capital position is fundamentally good for us and good for the banking system as a whole.  Consequently, all of our strategic plans and initiatives rest on a foundation of strong, high quality capital ratios.

[Building Organizational Strength Bullet 2]

Over the past several years, we have implemented many shareholder-friendly corporate governance practices. We will continue to support strong corporate governance practices and transparency.

It remains difficult to predict the long term future with any degree of accuracy. Things remain unsettled and, in banking, progress towards exiting the recession’s effects is unevenly distributed with those who have lived in denial since 2008 now playing catch-up. We will undoubtedly continue to evaluate a variety of strategic opportunities that has as a primary objective the creation of meaningful shareholder value.

[Building Stable Results Bullet 3]

The goal is to continue to produce sustained profitable results. In so doing, we will be vigilant in our Company-wide risk management efforts. There is no value created when companies report several quarters of great earnings and then give it all back and then some with a huge restructuring loss. Good business strategies are never perfect, but they should not create that level of exposure or volatility.

[Building Service Delivery and Brand Bullet 4]

For me, the most satisfying part of our success is our enduring relationship with our great base of clients. We continue to focus on building meaningful and mutually rewarding relationships with those who favor us with their business while ensuring they receive the appropriate solutions they need for success. Our strong client focus is hard wired into the Companywide DNA and embodied in our tagline: Real People. Real Solutions.

We plan to continue our branding efforts that were launched last year as they have served to increase our visibility and encourage a growing roster of clients who consider us as a valued financial partner.

[“Thank You!” Slide #22]

I wish to take this opportunity to thank my State Bank colleagues for their tireless efforts. I am sure that many here know several of them but they are each exceptionally talented. We enjoy an entrepreneurial working relationship – not one built on formalities and ego, but one built on goal attainment and personal accountability. I am sure it comes as no surprise to you when I say that there have been many long nights of hard work over the past few years. We have people throughout the Bank who ask how they can assist and not what time they can go home. This Bank didn’t get where it is today by waiting for someone else to do the job and the credit goes to the people who surround me every day who actually make it happen.

We are supported by a Board of Directors that is both invested in the Company's success and diligent in providing oversight and direction. I thank them for their continued support and wise counsel. Good public company boards are in short supply today while the demands and risks are ever-escalating. Those conditions are even more pronounced in the banking industry as the workload in the board room bears no resemblance to that which existed a few short years ago.

Most importantly, I thank you, my fellow shareholders, for the patience you have shown and for your continued investment in our Company. It is a privilege for me to serve as your CEO, and to invest alongside you for the future. No leader of a public company could ask for more support than you have given to me. I appreciate it more than I can express here. This has been a little bit like piloting the space shuttle on re-entry. A little too bumpy and much too noisy--but we are back on the ground and the ship is intact. So we have much to be thankful for and at the top of my list are the shareholders of State Bancorp.

[Q&A Slide #23]

Thank you for your attention and now please ask your questions. Please approach the microphone if you have a question.  When I recognize you, please state your name and that you are a Stockholder.  Then, either ask your question or make your statement.  Stockholders who wish to ask a question or make a statement are requested to observe the Rules of Procedure.  Please make your statement or ask your question succinctly so we have sufficient time to hear from all Stockholders. Please direct your questions only to me.